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                                                                       Exhibit 3


                              STOCKHOLDER AGREEMENT


               STOCKHOLDER AGREEMENT, dated as of November 1, 1998 (this "AGREEMENT") among Celestica Inc., a corporation organized under the laws of the Province of Ontario, Canada ("PARENT"), Celestica Asia Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and Prudential Private Equity Investors III, LP, a Delaware limited partnership (the "STOCKHOLDER").

                                    RECITALS

               Parent, Merger Sub and International Manufacturing Services, Inc. (the "COMPANY") propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT") providing for the merger of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement as entered into on the date hereof.

               As of the date hereof, the Stockholder is the record and beneficial owner of 2,025,945 shares of Class A Common Stock and 2,509,425 shares of Class B Common Stock (the "EXISTING SHARES" and, together with any shares of Class A Common Stock or Class B Common Stock acquired by the Stockholder after the date hereof, whether upon the exercise of warrants, options or rights, the conversion or exchange of any Existing Shares or convertible or exchangeable securities or by means of purchase, dividend, distribution or otherwise, the "SUBJECT SHARES").

               As an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement.

               The Stockholder and Parent desire to set forth their agreement with respect to the voting of the Subject Shares and the election of Merger Consideration in connection with the Merger and the Stockholder desires to grant to Merger Sub an option to acquire the Subject Shares, in each case upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

               To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

1. Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 7, the Stockholder agrees as follows:
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                  (a) Agreement to Vote. At any meeting of stockholders of the
Company called for purposes that include approval of the Merger and the Merger Agreement, however called, or at any adjournment thereof, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval with respect to the Merger and the Merger Agreement, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any amendments hereto or, with the Stockholder's written consent, thereto.

               At any meeting of stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the holders of Shares or in any other circumstances in which the Stockholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Parent, the Stockholder shall vote (or cause to be voted) the Subject Shares against the following actions:

                           (i) any action or agreement that would result in a
breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of the Stockholder hereunder; or

                           (ii) any action or agreement that could reasonably be
expected to impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (A) the adoption by the Company of a proposal regarding (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Merger Sub or any designee thereof (a "THIRD PARTY"), or any other merger, combination or similar transaction with any Third Party; (2) the acquisition by a Third Party of 10% or more of the assets of the Company and its subsidiaries, taken as a whole (whether by the acquisition of assets or securities of, or any merger, consolidation or other business combination involving, the Company or any of its subsidiaries); (3) the acquisition by a Third Party of 10% or more of the outstanding Shares; or (4) the repurchase by the Company or any of its subsidiaries of 10% or more of the outstanding Shares; (B) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the rights and privileges, including, without limitation, voting rights of any class of the Company's capital stock; (C) any change in the management or board of directors of the Company that could in any manner reasonably be expected to impede, in any material respect, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement;
(D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate


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structure or business. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

                  (b) Proxies. As security for the agreements of the Stockholder provided for herein, the Stockholder hereby grants to Merger Sub a proxy to vote the Subject Shares as indicated in Section 1(a) above. The Stockholder agrees that this proxy shall be irrevocable during the term of this Agreement and coupled with an interest and each of the Stockholder and Merger Sub will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Subject Shares.

                  (c) Transfer Restrictions. The Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of or hypothecate (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder (collectively, "TRANSFER")), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares other than pursuant to the terms hereof and the Merger Agreement, (ii) enter into any voting arrangement or understanding with respect to the Subject Shares, whether by proxy, voting agreement or otherwise, or (iii) take any action that could reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing any of its obligations hereunder.

                  (d) Stop Transfer. The Stockholder hereby authorizes and requests the Company and its counsel to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares). The Stockholder agrees with, and covenants to, Parent that the Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged and the Subject Shares Purchase Price shall be accordingly adjusted. The Stockholder shall be entitled to receive and retain any cash dividend paid by the Company during the term of this Agreement until the Subject Shares are canceled in the Merger or purchased hereunder.

                  (e) Stock Consideration. The Stockholder agrees not to make the Cash Election with respect to any Subject Shares, and hereby acknowledges that the Merger Consideration to be received by the Stockholder will consist solely of Subordinate Shares.


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                  (f) Appraisal Rights. The Stockholder hereby irrevocably
waives any and all rights which it may have as to appraisal, dissent or any similar or related matter with respect to the Merger.

                  (g) Affiliate Agreement. Stockholder will deliver to Parent on or prior to the Closing Date a written agreement substantially in the form of Exhibit C to the Merger Agreement.

2. Option.        (a) Grant of Option. The Stockholder hereby grants to Merger
Sub (or its designee) an irrevocable option (the "OPTION") to purchase the Subject Shares at an exercise price of 0.40 Subordinate Shares per Subject Share (the "EXERCISE PRICE"). In the event of any change in the Subject Shares or Subordinate Shares by reason of stock dividends, split-ups, recapitalizations or the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately to preserve the respective rights of the Stockholder and Merger Sub hereunder.

                  (b) Exercise of Option. The Option may be exercised by Merger Sub, as a whole and not in part, at any time during the six-month period commencing upon the occurrence of any of the following events:

                           (i) the Merger Agreement shall have been terminated
or become terminable by Parent pursuant to Section 9.1(c) thereof; or

                           (ii) the Merger Agreement shall have been terminated
or become terminable pursuant to Section 9.1(b)(iii) if an Acquisition Proposal was publicly announced or confirmed on or before the date of the Company Stockholders Meeting; or

                           (iii) any failure by the Stockholder to perform its
obligations under Section 1 hereof.

                  (c) Notice of Exercise. If Merger Sub wishes to exercise the Option, Merger Sub shall send a written notice to the Stockholder of its intention to exercise the Option, specifying the place, and, if then known, the time and the date (the "OPTION CLOSING DATE") of the closing (the "OPTION CLOSING") of the purchase. The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation, after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 2(f).

                  (d) Closing Deliveries by Stockholder. At the Option Closing, the Stockholder shall deliver to Merger Sub (or its designee) all of the Subject Shares by delivery of a certificate or certificates evidencing the Subject Shares in the denominations designated by Merger Sub in its exercise notice delivered pursuant to Section 2(c), duly endorsed to Merger Sub or accompanied by stock powers duly executed in favor of Merger Sub, with all necessary stock transfer stamps affixed.


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                  (e) Closing Deliveries by Merger Sub. At the Option Closing,
Merger Sub shall pay, and Parent shall cause Merger Sub to pay, to the Stockholder the aggregate Exercise Price for the Subject Shares by delivery to the Stockholder of a certificate registered in the name of the Stockholder and bearing the legend set forth in the following sentence, representing the number of whole Subordinate Shares equal to (A) the number of Subject Shares purchased pursuant to the exercise of the Option by (B) 0.40 and rounded to the nearest whole number of Subordinate Shares. The certificate representing Subordinate Shares issued to the Stockholder hereunder shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                  (f) Conditions. The Option Closing shall be subject to the satisfaction of each of the following conditions:

                           (i) no court, arbitrator or governmental body, agency
or official shall have issued any order, decree or ruling that is in effect, and there shall not be any statute, rule or regulation, which in either case restrains, enjoins or prohibits the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option;

                          (ii) any waiting period applicable to the
consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option under the HSR Act shall have expired or been terminated; and

                           (iii) all actions by or in respect of, and any filing
with, any governmental body, agency, official, or authority required to permit the consummation of the purchase and sale of the Subject Shares pursuant to the exercise of the Option shall have been obtained or made and shall be in full force and effect.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

                  (a) Organization. The Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

                  (b) Authorization; Validity of Agreement; Necessary Action. The Stockholder has full partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other partnership action or proceedings on


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the part of the Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

                  (c) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by the Stockholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of its certificate of incorporation or by-laws, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Stockholder is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of the Stockholder to consummate the transactions contemplated hereby.

                  (d) Shares. The Existing Shares are, and the Subject Shares on the Option Closing Date will be, owned beneficially and of record by the Stockholder. The Existing Shares constitute all of the Shares owned of record or beneficially by the Stockholder. All of the Existing Shares are issued and outstanding and the Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any Shares (except that (x) a portion of the Existing Shares that are Class A Shares are convertible into Class B Shares and (y) the Existing Shares that are Class B Shares are convertible into Class A Shares under certain circumstances). The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 1 and 2 hereof, sole power of conversion, sole power to


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demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, with respect to all of the Subject Shares on the Option Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Stockholder has good and valid title to the Existing Shares and at all times during the term hereof and on the Option Closing Date will have good and valid title to the Subject Shares, free and clear of all Liens and free of any other limitation or restriction, and, upon delivery thereof to Merger Sub against delivery of the consideration therefor pursuant to this Agreement, good and valid title thereto, free and clear of all Liens and free of any other limitation or restriction (other than any arising as a result of actions taken or omitted by Parent or Merger Sub or any arising under this Agreement), will pass to Merger Sub.

                  (e) Subordinate Shares. Any Subordinate Shares acquired by the Stockholder in the Merger or upon Parent's exercise of the Option will be acquired for the Stockholder's own account, and will not be acquired by the Stockholder with a view to the distribution thereof in violation of any applicable provision of the Securities Act. The Stockholder has received copies of all reports filed by Parent pursuant to Section 12, 13 or 14 of the Exchange Act in the preceding twelve months and had an opportunity to ask questions concerning the Subordinate Shares that may be acquired by the Stockholder in the Merger or upon Parent's exercise of the Option and concerning the business and financial affairs of Parent and to receive answers concerning the same, from representatives of Parent. The Stockholder has such knowledge and experience in business and financial matters as to be capable of utilizing the information which is available to it to evaluate the merits and risks of an investment by the Stockholder in the Subordinate Shares and the Stockholder is able to bear the economic risks of any investment in the Subordinate Shares which the Stockholder may acquire in the Merger or upon Parent's exercise of the Option.

                  (f) No Finder's Fees. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Stockholder as of the date hereof as follows:

                  (a) Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Corporate Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.


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The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors and the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by its Board of Directors, and no other corporate action or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, and the consummation by Parent or Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes valid and binding obligations of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law), an implied covenant of good faith and fair dealing and considerations of public policy.

                  (c) Subordinate Voting Shares. All Subordinate Shares that may be issued to the Stockholder hereunder will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

                  (d) Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults, or rights of termination, amendment, cancellation or acceleration, which would not materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

5. Further Assurances. From time to time prior to the Option Closing, at any other


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party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.      Further Agreements of Parent and Merger Sub.

                  (a) Follow-Up Offer. Parent and Merger Sub hereby agree that, in the event that Merger Sub purchases the Subject Shares pursuant to the Option, as promptly as practicable thereafter, Merger Sub will, and Parent will cause Merger Sub to, make a tender and exchange offer for the remaining Shares to the stockholders of the Company pursuant to which the stockholders of the Company (other than the Company, any direct or indirect subsidiary of the Company or Parent or Merger Sub) would be entitled to receive either, at the election of each such stockholder, (x) not less than $7.00 per Share in cash or
(y) not less than 0.40 Subordinate Shares per Share.

                  (b) Participation in Transaction. If, after purchasing Subject Shares pursuant to the exercise of the Option, Merger Sub or any of its affiliates effects a Merger Sub Business Combination (as defined below) during the period commencing on the Option Closing Date and ending 18 months thereafter, Merger Sub shall promptly pay over to the Stockholder, as additional purchase price for the Subject Shares, the Excess Price, if any, for each Subject Share so purchased. The term "Merger Sub Business Combination" means the consummation of the first to occur of any of the following transactions: (A) a tender offer or exchange offer by Merger Sub or any of its affiliates for the outstanding Shares, including an offer pursuant to Section 6(a) hereof, (B) a merger or consolidation between the Company and Merger Sub or any of its affiliates or (C) the acquisition by Merger Sub or any of its affiliates of all or substantially all of the assets of the Company and its subsidiaries. The term "Excess Price" shall mean (A) if stockholders of the Company (other than Merger Sub and any of its affiliates) receive only Subordinate Shares for their Shares pursuant to the terms of the Merger Sub Business Combination, the excess, if any, of the number of Subordinate Shares so received for each Share over 0.40 or
(B) if stockholders of the Company receive consideration other than, or in addition to, Subordinate Shares for their Shares pursuant to the terms of the Merger Sub Business Combination (other than by reason of a right to elect between receiving only Subordinate Shares or such other consideration), the excess of the per Share consideration so paid over the greatest of (i) $7.00,
(ii) the product of 0.40 and the closing price of Subordinate Shares on the New York Stock Exchange on the Option Closing Date (or if the Option Closing Date is not a trading day on the New York Stock Exchange, the last such trading day before the Option Closing Date) or (iii) the product of 0.40 and the closing price of a Subordinate Share on the New York Stock Exchange on the date of consummation of the Merger Sub Business Combination (or if such date is not a trading day on the New York Stock Exchange, the last such trading day before such date of consummation) or (C) if stockholders of the Company are entitled to elect to receive either consideration described in clause (A) or consideration described in clause (B), the greater of the amount determined pursuant to clause
(A) (determined as if only the consideration described in


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clause (A) were available) and the amount determined pursuant to clause (B)
(determined as if only the consideration described in clause (B) were available). If the consideration received by stockholders of the Company in the Merger Sub Business Combination consists of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) if the consideration received by stockholders of the Company in the Merger Sub Business Combination shall be in a form other than such listed or traded securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholder, or, if Merger Sub and the Stockholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties.

                  (c) Maxtor Corporation. If at any time Merger Sub or any of its affiliates purchases shares from Maxtor Corporation or its affiliates other than the Company and its subsidiaries (collectively, "MAXTOR") at a price or value per Share in excess of the product of 0.40 and the closing price per Subordinate Share on the New York Stock Exchange on the date an agreement is entered into with Maxtor providing for such purchase or, if such date is not a trading day on the New York Stock Exchange, on the last such trading day preceding such date) during the period commencing on the date hereof and ending 18 months thereafter, Merger Sub shall promptly pay over to the Stockholder, as additional purchase price for the Subject Shares, the amount of such excess, if any, in cash for each Subject Share purchased. If additional purchase price shall at any time be payable under this Section 5(c) and under Section 5(b) shall be determined without duplication so that the aggregate additional purchase price so payable is equal to the greater of the amounts determined under this Section 5(c) and under Section 5(b), not the sum of those amounts.

                  (d) Resale of Subject Shares. Subject to the penultimate sentence of this Section 5(d), if, after purchasing Subject Shares pursuant to the exercise of the Option, Merger Sub or any of its affiliates has not effected a Merger Sub Business Contribution and has not otherwise acquired the remaining Shares, Merger Sub or any of its affiliates receives any cash or non-cash consideration in respect of such Subject Shares pursuant to a Third Party Business Combination (as defined below) during the period commencing on the date of the Option Closing and ending 18 months thereafter, Merger Sub shall promptly pay over to the Stockholder in cash, as additional purchase price for the Subject Shares (x) the excess, if any, of such consideration over the aggregate purchase price (determined on the basis of the closing price per Subordinate Share on the New York Stock Exchange on the Option Closing Date or, if the Option Closing Date is not a trading day on the New York Stock Exchange, on the last such trading day preceding the Option Closing Date) paid for the Subject Shares which are sold by Merger Sub hereunder less (y) the sum of (i) the amount of taxes payable or to be payable by Merger Sub (as estimated by Merger Sub in good faith) in connection with such Third Party Business Combination, and (ii) the amount of expenses of Merger Sub and its affiliates in connection


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herewith and the Merger Agreement and in connection with such Third Party
Business Combination to the extent exceeding the "break-up fee", if any, payable to Parent under the Merger Agreement; provided that, (i) if the consideration received by Merger Sub or such affiliates consists of securities listed on a national securities exchange or traded on the Nasdaq National Market, the per share value of such consideration shall be equal to the closing price per share of such securities listed on such national securities exchange or the Nasdaq National Market on the date such transaction is consummated, and (ii) if the consideration received by Merger Sub or such affiliates shall be in a form other than such listed or traded securities, the per share value shall be determined in good faith as of the date such transaction is consummated by Merger Sub and the Stockholder, or, if Merger Sub and the Stockholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties. The term "Third Party Business Combination" means the occurrence of any of the following events: (A) the Company, or more than 75% of the outstanding shares of the Company's capital stock, is acquired by merger or otherwise by any Third Party; or (B) a Third Party acquires all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; provided, however, that in no event will any transaction in which shares of the Company's capital stock or any of its assets are sold or transferred directly or indirectly in connection with or as a part of a sale or other transaction involving a sale, merger or other similar transaction of Parent or any of its material assets or business constitute a Third Party Business Combination, and in no event will a sale of any division, line of business or similar unit of the Company and its subsidiaries constitute a Third Party Business Combination. The term "Third Party" means any person or entity other than Merger Sub or any of its affiliates.

7. Termination. Except as set forth in Section 2, this Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) six months following the termination of the Merger Agreement pursuant to Section 9.1(b) or 9.1(c) thereof or (c) termination of the Merger Agreement pursuant to Section 9.1(a) thereof. Notwithstanding the foregoing, in the event the Option shall have been exercised in accordance with Section 2, but the Option Closing shall not have occurred, this Agreement shall not terminate. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

8.      General Provisions.

                  (a) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, subject to Section 6(b) hereof.

                  (b) Amendment. This Agreement may not be amended except by an instrument in writing signed by the party to be charged therewith.

                  (c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                            (i) if to Parent or Merger Sub, to:

                               Celestica Inc.
                               844 Don Mills Road
                               North York, Ontario
                               Canada M3C 1V7
                               Attention: General Counsel
                               Telephone No.: (416) 448-5800
                               Telecopy No.:   (416) 448-5454

                               with a copy to:

                               Kaye, Scholer, Fierman, Hays & Handler, LLP
                               425 Park Avenue
                               New York, New York 10022
                               Attention: Joel I. Greenberg and Lynn Toby Fisher Telephone No.: (212) 836-8201
                               Telecopy No.: (212) 836-7152

                           (ii) if to the Stockholder, to:

                               Prudential Private Equity Investors III, LP
                               717 Fifth Avenue
                               11th Floor
                               New York, New York 10022
                               Attention:  John A. Downer and Mark Rossi
                               Telephone No.:
                               Telecopy No.:

                               with a copy to:

                               Kirkland & Ellis
                               153 East 53rd Street
                               New York, New York 10022
                               Attention: Frederick Tanne
                               Telephone No.: (212) 446-4831
                               Telecopy No.: (212) 444-4900

                  (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this

Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 1, 1998.

                  (e) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

                  (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                  (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder, except as specifically provided herein with respect to Merger Sub's rights under the Option, shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent and Merger Sub may assign, in Parent's sole discretion, any or all of their respective rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors (including the Company as successor to Merger Sub pursuant to the Merger), heirs, agents, representatives, trust beneficiaries, attorneys, affiliates and associates and all of their respective predecessors, successors, permitted assigns, heirs, executors and administrators.

                  (j) Enforcement; Consent to Jurisdiction; Waiver of Jury
Trial.

                           i. The parties agree that irreparable damage would
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the District of Delaware to the extent such court would have subject matter jurisdiction with respect to such dispute, and the Chancery or other Courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto:

                           (A) consents to submit itself to the personal
jurisdiction of (x) the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such court would have subject matter jurisdiction with respect to such dispute and (y) the Chancery or other Courts of the State of Delaware otherwise;

                           (B) agrees that it will not attempt to deny or defeat
such personal jurisdiction or venue by motion or other request for leave from any such court;

                           (C) agrees that it will not bring any action relating
to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts;

                           (D) agrees that service of process in any such action
or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to a party at its address set forth in Section 7(c) or at such other address of which a party shall have been notified pursuant thereto; and

                           (E) agrees that nothing herein shall affect the right
to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                           (ii) EACH PARTY HERETO HEREBY IRREVOCABLY AND
UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

                           (iii) All rights, powers and remedies provided under
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

9. Registration Rights. At the request of the Stockholder at any time after the earlier of the Effective Time or the Option Closing Date, Parent and Merger Sub will enter into a Registration Rights Agreement with the Stockholder in the form of Exhibit A.

               IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                    Celestica Inc.


                                    By: /s/ Anthony P. Puppi
                                       ----------------------------------------
                                       Name: Anthony P. Puppi
                                       Title: Senior Vice President, Chief
                                              Financial Officer and Secretary


                                    Celestica Asia Inc.



                                    By: /s/ Anthony P. Puppi
                                       ----------------------------------------
                                       Name: Anthony P. Puppi
                                       Title: Senior Vice President and Chief
                                              Financial Officer


                                    Prudential Private Equity Investors III, LP



                                    By: Prudential Equity Investors, Inc.,
                                        Its General Partner



                                    By: Cornerstone Equity Investors, L.L.C.,
                                        Its Investment Advisor



                                    By: /s/ Mark Rossi
                                       ----------------------------------------
                                       Name: Mark Rossi
                                       Title: Managing Director


                                       16